      As filed with the Securities and Exchange Commission on March 2, 2004

                                                           Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                         ------------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         ------------------------------

                                PACIFICNET, INC.

               (Exact name of Issuer as specified in its charter)

             Delaware                                        91-2118007
   (State or other jurisdiction                           (I.R.S. employer
         of incorporation)                             identification number)

                           UNIT 2710, HONG KONG PLAZA
                             188 CONNAUGHT ROAD WEST
                                    HONG KONG
                                011-852-2876-2900
                                -----------------
     (Address, Including Zip Code, and Telephone Number, Including Area Code
                  of Registrant's Principal Executive Offices)

                         ------------------------------



                 -----------------------------------------------
  (Name, Address Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent For Service)

                         ------------------------------

                                   Copies to:
                           MITCHELL S. NUSSBAUM, ESQ.
                                 LOEB & LOEB LLP
                                 345 PARK AVENUE
                            NEW YORK, NEW YORK 10154
                                 (212) 407-4000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                               CALCULATION OF REGISTRATION FEE UNDER THE SECURITIES ACT OF 1933

============================================================================================================================

                                                               Proposed Maximum      Proposed Maximum
           Title of Each Class                Amount to      Aggregate Price per    Aggregate Offering       Amount of
     of Securities to be Registered         be Registered          Security               Price          Registration Fee
----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.0001 per share      617,285            $5.32 (1)           $3,283,956.20           $416.08
----------------------------------------------------------------------------------------------------------------------------

Common Stock, par value $0.0001 per
share, issuable upon exercise of warrants      154,320            $7.15 (2)             $1,103,388            $143.22
============================================================================================================================

(1) Estimated in accordance with Rule 457(c) solely for the purpose of calculating the registration fee. The price shown is the average of the high and low price of the Common Stock on February 25, 2004, as reported by The Nasdaq Small Cap Market.

(2) Estimated based on the exercise price of the warrants upon exercise of which such shares may be issued in accordance with Rule 457(g) under the Securities Act of 1933, as amended.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                   SUBJECT TO COMPLETION, DATED MARCH 2, 2004

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                 771,605 SHARES

                                 PACIFICNET INC.

                                  COMMON STOCK


         This prospectus relates to the resale of 771,605 shares of common stock, par value $.0001 per share of PacificNet Inc. We are registering these shares on behalf of selling stockholders named in this prospectus to be offered and sold by them from time to time. The selling stockholders will receive all of the proceeds from any sales of common stock. Assuming that all of the warrants held by selling stockholders are exercised, we will realize proceeds of approximately $1,103,388.

         Our common stock is traded on The Nasdaq Small Cap Market under the symbol "PACT". On February 25, 2004, the closing price of the common stock was $5.37.



         AN INVESTMENT IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF RISKS APPLICABLE TO US AND AN INVESTMENT IN OUR COMMON STOCK.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.






                  The date of this prospectus is March __, 2004

                                TABLE OF CONTENTS

THE COMPANY...................................................................3
FORWARD-LOOKING STATEMENTS....................................................4
RISK FACTORS..................................................................6
USE OF PROCEEDS..............................................................11
SELLING STOCKHOLDERS.........................................................11
PLAN OF DISTRIBUTION.........................................................13
LEGAL MATTERS................................................................14
EXPERTS......................................................................14
RECENT DEVELOPMENTS..........................................................15
SUMMARY FINANCIAL INFORMATION................................................F-1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..............................16
AVAILABLE INFORMATION........................................................17
INDEMNIFICATION OF DIRECTORS AND OFFICERS....................................17

                                   THE COMPANY

         PacificNet Inc. was incorporated in Delaware in 1999. PacificNet Inc. (Nasdaq: PACT), through its subsidiaries, invests, operates and provides value-added telecom services (VAS) in China including call centers, telemarketing, CRM, interactive voice response (IVR), , short messaging services
(SMS), multimedia messaging services (MMS), VoIP, mobile applications, calling cards, and sales and distribution of telecom services. We intend to continue to grow by acquiring and managing growing technology and network communications businesses with established products and customers in Asia. PacificNet's clients include the leading telecom operators, banks, insurance, travel, marketing, services companies and telecom consumers in Greater China, such as China Telecom (NYSE: CHA), China Mobile (NYSE: CHL), China Unicom (NYSE: CHU), PCCW (NYSE:
PCW), Hutchison Telecom, CSL, SmarTone, Sunday (Nasdaq: SDAY), Swire Travel, Coca-Cola, SONY, Samsung, Dun & Bradstreet (NYSE: DNB), DBS, Hong Kong Government, and Hongkong Post.

         We also engage in telecommunications, perform voice and data network communications and provide value-added telecommunication products and services in China, including call center, telemarketing, database management and data-mining services, e-commerce, mobile applications, short messaging services
(SMS), multimedia messaging services (MMS), mobile commerce, VoIP, calling cards, and distribution of telecom services. Our business strategy is to take a leading role in a rapidly expanding business sector, namely the information technology solution provision and network communication businesses, in Asia and the greater People's Republic of China region. Our business can be classified into the following operating units:

                  o PacificNet Solutions Ltd., or PacSo, is a subsidiary of PacificNet Inc. that specializes in systems integration, software application, and e-business solutions services in Hong Kong and Greater China. The scope of PacSo's products and services include smart card solutions, web based front-end applications and web based connections to backend enterprise planning systems.

                  o PacificNet Communications Ltd., or PacComm, is a subsidiary of PacificNet Inc. and a leading provider of value-added telecom services, including call center, customer relationship management
         (CRM), telemarketing, and data-mining services, and mobile data services such as short message service (SMS), multi-media message service (MMS), unified messaging service (UMS), location-based service
         (LBS), WAP, and BREW-based CDMA applications, mobile commerce, roaming, paging, wireless internet, virtual private network (VPN) and voice over internet protocol (VoIP) services in the Greater China Region. On December 1, 2003, the Company signed an agreement to acquire a controlling interest in Epro Telecom Holdings Limited (Epro), one of the largest providers of value-added telecom services (VAS), interact voice response (IVR), mobile chatting, and voice-portal services in Greater China with over 500 employees, 1000 call center seats and processes over 100,000 calls daily

                  o PacificNet Limited is a distributor and reseller of telecommunication, networking and computer equipment. In conjunction with our business of providing telecommunication services, PacificNet Limited is also engaged in telecommunication product distributions, which includes the resale of PABX telephone systems, basic switches and router equipments and mobile phone accessories targeted for retail customers.

                  o PacificNet Tech (SZ) Limited - PacificNet Tech (SZ) Limited is a subsidiary of PacificNet, Inc., registered as a Wholly Owned Foreign Enterprise in Shenzhen, the People's Republic of China ("PRC"). SZ was established to expand PacificNet's research, development, marketing and distribution in the PRC.

                  o PacificNet Strategic Investment Holdings Limited - PacificNet Strategic Investment Holdings Limited (PSI) is a subsidiary of PacificNet Inc. and an investment holding company. On December 15, 2003, PSI acquired 51% of the shares of, Beijing Linkhead Technologies Co., Ltd (Linkhead), a private PRC company. Linkhead is a leading provider of value-added telecom service (VAS), interactive voice response (IVR), mobile chatting, and voice-portal services in Greater China.

PRODUCTS AND SERVICES

         We provide various services for our customers. Such services include:

                  CUSTOMER RELATIONSHIP MANAGEMENT. We provide experience in call center operation and management and active involvement in the evolution of the customer contact industry.

                  VOICE AND IP RELATED SERVICES. We provide voice and IP related products in the value-added industry, as well as oriented services for mobile users.

                  CONSULTING SERVICES. We consult with our customers to establish online e-business environments. Consulting services include the identification of specific content nature, user-friendly interface, overall web themes and designs, target user groups, web advertising and integrated online solutions.

                  ENVIRONMENT DESIGN SERVICES. We deliver creative and innovative results in visual layout, interactive graphics, video and audio clips to customize websites in order to present a certain theme, look-and-feel, or to target specific industries or markets. We also offer web domain registration services where customers can choose from a wide variety of templates and themes, then fill in the blanks for company profiles, contact details, products and services information.

                  PROJECT MANAGEMENT AND IMPLEMENTATION SERVICES. We provide project management and general information technology consulting services to our customers. We have developed and use a structured project management and implementation methodology for customer projects. Our technical team provides consulting services in information procurement and installation and unit and system testing.


EXECUTIVE OFFICES

         Our corporate headquarters and development center is located at Unit 2710, Hong Kong Plaza, 188 Connaught Road West, Hong Kong. We also have a corporate office in the United States located at 860 Blue Gentian Road, Suite 360, Eagan, MN 55121.


                           FORWARD-LOOKING STATEMENTS

         Statements in this prospectus or in the documents incorporated by reference herein that are not descriptions of historical facts are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Reference is made in particular to the description of our plans and objectives for future operations, assumptions underlying such plans and objectives and other forward-looking terminology such as "may," "expects," "believes," "anticipates," "intends," "expects," "projects," or similar terms, variations of such terms or the negative of such terms. Forward-looking statements are based on management's current expectations. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth under "Risk Factors."

         We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based.

                                  RISK FACTORS

         Investing in our securities involves risk. You should carefully consider the following factors as well as other information included or incorporated by reference in this prospectus before deciding to purchase our common stock. The risks and uncertainties we have described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

RISKS RELATED TO OUR BUSINESS

BECAUSE WE HAVE A LIMITED OPERATING HISTORY THERE MAY NOT BE SUFFICIENT INFORMATION FOR YOU TO EVALUATE OUR FUTURE GROWTH. We were founded and commenced operations in July 1999. We have a limited operating history from which investors can base evaluations of our business and prospects. In addition, our prospects must be considered in light of the risks and uncertainties inherent in and traditionally encountered by companies in an early stage of development in new and rapidly evolving markets. As at December 31, 2003, we had incurred losses aggregating $1,805,000.

OUR GROWTH STRATEGY TO ACQUIRE COMPANIES AND FORM STRATEGIC ALLIANCES MAY NOT BE SUCCESSFUL, AND IF IT IS NOT, OUR ABILITY TO GENERATE REVENUES THROUGH THESE VEHICLES MAY BE IMPAIRED . One component of our growth strategy is to pursue strategic acquisitions of companies in China that have services, products, technologies, industry specializations or geographic coverage that extend or complement our existing business. There can be no assurance that we will be able to successfully identify, acquire on favorable terms or integrate such companies. If any acquisition or joint venture is completed, there can be no assurance that such acquisition will enhance our business, results of operations or financial condition. As part of its growth strategy, the Company may also pursue opportunities to undertake strategic alliances in the form of joint ventures. Joint ventures involve many of the same risks as acquisitions, as well as additional risks associated with possible lack of control of the joint ventures. Further, in connection with these acquisitions and joint venture transactions we plan to issue shares of our common stock. The price of our stock has fluctuated in the past and may continue to do so. If the value of our stock declines, or other adverse circumstances arise, we face the risk that the parties to these acquisitions or joint ventures may seek ways to terminate the transaction, or, may hinder or prevent us from accessing important information regarding the financial and business operations of these companies. Any rights we may have to specific performance, or to seek an injunction under Chinese law, in either of these cases, are severely limited, and without a means of recourse by virtue of the Chinese legal system, we may be unable to prevent these situations from occurring. The occurrence of any such events could have a material adverse effect.

The Company may in the future face increased competition for acquisition and joint venture opportunities, which may inhibit the Company's ability to consummate suitable acquisitions or joint ventures on terms favorable to the Company. The Company may require additional debt or equity financing for future acquisitions or joint ventures, which financing may not be available on terms favorable to the Company, if at all.

The Company recently entered into agreements to acquire controlling interests in Epro Telecom Holdings Limited and in Beijing Technologies Co., Ltd. The Company expects the acquisitions to strengthen its position as a provider of outsourced call center, telemarketing, customer relationship management and value added services However, the anticipated benefits of these acquisitions may not be achieved.

WE RELY ON ESTABLISHED CUSTOMER RELATIONSHIPS TO GENERATE NEW CONSULTING SERVICES CUSTOMERS AND WITHOUT ANY ADDITIONAL MARKETING WE FACE THE RISK THAT WE WILL NOT BE ABLE TO OBTAIN NEW CUSTOMERS. We do not have an internal marketing team. In order to generate new consulting services customers, we rely primarily on customer referrals from relationships established by our executive management and business unit leaders. Without a marketing team our ability to generate new consulting services customers will be limited to our customer referrals, and if we are unable to successfully maintain existing relationships, and generate new consulting services customers in a cost-effective manner, our ability to generate revenues through our consulting services business could be severely limited.

OUR OPERATIONS COULD BE CURTAILED IF WE ARE UNABLE TO OBTAIN ANY REQUIRED ADDITIONAL FINANCING ON FAVORABLE TERMS, IF AT ALL. Since inception, our investments and operations have been financed through sales of our common stock. We currently have an available bank line of $3,100,000 out of a total credit line of $3,300,000. As of December 31, 2003, we had $4,035,000 of cash.
Subsequent to December 31, 2003, we completed a private placement of our common stock in which we received approximately $3,000,000 of net proceeds. In the future, we may need to raise additional funds through public or private financing, which may include the sale of equity securities. The issuance of these equity securities could result in dilution to our stockholders. If we are unable to raise capital when needed, our business growth strategy may slow, which could severely limit our ability to generate revenue.

COMPETITION. The market in which we compete is highly competitive and fragmented. We expect competition to persist and intensify in the future. Our competitors include small firms offering specific applications, divisions of large entities, large independent firms and, most significantly, the in-house operations of clients or potential clients. A number of competitors have or may develop greater capabilities and resources than ours. Similarly, there can be no assurance that additional competitors with greater resources than ours will not enter our market. Because our primary competitors are in-house operations of existing or potential clients, our performance and growth could be negatively impacted if our existing clients decide to provide in-house customer care services that currently are outsourced or if potential clients retain or increase their in-house customer service and product support capabilities. In addition, competitive pressures from current or future competitors could cause our services to lose market acceptance or result in significant price erosion, which would have a material adverse effect upon our business, results of operations or financial condition.

DEPENDENCE ON KEY PERSONNEL. We are highly dependent on the services of Tony Tong, our Chairman, President and Chief Executive Officer, as well as other principal members of our management. Our executives not only manage our day to day business operations, but are essential to our ability to establish and maintain relationships with our customers. Continued growth and profitability will depend upon our ability to maintain our current leadership infrastructure and recruit and retain qualified, and experienced executive personnel. Competition in our industry for executive-level personnel is strong and there can be no assurance that we will be able to hire, motivate and retain highly effective executive employees.

RISKS RELATED TO OUR TECHNOLOGY AND EQUIPMENT

RISK OF BUSINESS INTERRUPTION. Our operations are dependent upon our ability to protect our call centers, data centers, computer and telecommunications equipment and software systems against damage from fire, power loss, telecommunications interruption or failure, hacker attacks, natural disaster and other similar events. In the event we experience a temporary or permanent interruption at one or more of our Call Centers, through casualty, operating malfunction or otherwise, our business could be materially adversely affected and we may be required to pay contractual damages to some clients or allow some clients to terminate or renegotiate their contracts with us. While we maintain certain property and business interruption insurance, such insurance may not adequately compensate us for all losses that it may incur.

RISKS ASSOCIATED WITH TECHNOLOGY. Our business is highly dependent on our computer and telecommunications equipment and software systems. Our failure to maintain the superiority of our technological capabilities or to respond effectively to technological changes could have a material adverse effect on our business, results of operations or financial condition. Our future success also will be highly dependent upon our ability to enhance existing services and introduce new services or products to respond to changing technological developments. There can be no assurance that we can successfully develop and bring to market any new services or products in a timely manner, that such services or products will be commercially successful or that competitors' technologies or services will not render our products or services noncompetitive or obsolete.

RISKS RELATED TO OUR DEPENDENCE ON THIRD PARTIES

RELIANCE ON MAJOR CLIENTS. We have strategically focused our marketing efforts on developing long-term relationships with major clients in targeted industries in the Greater China Region. As a result, a substantial portion of our revenues is derived from relatively few clients. Collectively, our 10 largest clients in 2003 accounted for over 80% of our 2003 revenue. There can be no assurance that we will be able to retain our significant clients or that, if we were to lose one or more of our significant clients, we would be able to replace such clients with clients that generate a comparable amount of revenues. Consequently, the loss of one or more of our significant clients could have a material adverse effect on our business, results of operations or financial condition.

A significant number of our arrangements with clients generate revenues based, in large part, on the amount of time which our personnel devote to such clients' customers. Consequently, and due to the primarily inbound nature of our business, the amount of revenues generated from any particular client is generally dependent upon consumers' interest in, and use of, the client's products and/or services. Furthermore, a significant portion of our expected revenues for 2004 relate to recently-introduced, unproven product or service offerings for our clients. There can be no assurance as to the number of consumers who will be attracted to the products and services of our clients and who will therefore need our services, or that our clients will develop new products or services that will require our services.

DEPENDENCE ON KEY INDUSTRIES. Our clients are concentrated primarily in the telecommunications, telemarketing, technology, travel, and transportation industries and, to a lesser extent, the insurance and financial services industries. Our business and growth is largely dependent on the continued demand for our services from these industries and current trends in such industries to outsource certain customer care services. A general economic downturn in any of these industries or a slowdown or reversal of the trend in any of these industries to outsource certain customer care services could have a material adverse effect on our business, results of operations or financial condition.

RISKS ASSOCIATED WITH DOING BUSINESS IN ASIA

THERE ARE SUBSTANTIAL RISKS ASSOCIATED WITH OUR ASIAN OPERATIONS. The establishment and expansion of international operations has required significant management attention and resources since our founding. All of our current and anticipated future revenues are or are expected to be derived from Asia. Our international operations are subject to additional risks, including the following, which, if not planned and managed properly, could materially adversely affect our business, financial condition and operating results:

         o language barriers and other difficulties in staffing and managing foreign operations;
         o legal uncertainties or unanticipated changes regarding regulatory requirements, liability, export and import restrictions, tariffs and other trade barriers;
         o longer customer payment cycles and greater difficulties in collecting accounts receivable;

         o uncertainties of laws and enforcement relating to the protection of intellectual property;
         o        seasonal reductions in business activity; and
         o        potentially uncertain or adverse tax consequences.

In addition, changes in the political and overall economic conditions of the Asian region, which are outside the control of management, could have a material adverse effect on our business, operating results and financial condition. We have historically conducted transactions with customers outside the United States in United States dollars. Payroll and other costs of foreign operations are payable in foreign currencies, primarily Hong Kong dollars and Chinese Renminbi. To the extent future revenue is denominated in foreign currencies, we would be subject to increased risks relating to foreign currency exchange rate fluctuations that could have a material adverse affect on its business, financial condition and operating results. To date, we have not engaged in any hedging transactions in connection with its international operations.

INTERNAL POLITICAL RISKS. Our operations and assets in China are subject to significant political and economic uncertainties. Changes in laws and regulations, or their interpretation, or the imposition of confiscatory taxation, restrictions on currency conversion, imports and sources of supply, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business, results of operations and financial condition. Under its current leadership, the Chinese government has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization. There is no assurance, however, that the Chinese government will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.

NON-RENEWAL OF BUSINESS LICENSES. In order to expand our business into mainland China our activities will require business licenses. This requires a review and approval of our activities by various national and local agencies of the Chinese government. There can be no assurance that the current Chinese government, or successors, will continue to approve of our activities or grant or renew our licenses. Our inability to obtain needed approvals or licenses would have a material adverse effect on our business, financial condition and results of operations.

LACK OF REMEDIES AND IMPARTIALITY UNDER CHINESE LEGAL SYSTEM. Unlike the United States, China has a civil law system based on written statutes in which judicial decisions have little precedence value. The Chinese government has enacted some laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, their experience in implementing, interpreting and enforcing these laws and regulations is limited, and our ability to enforce commercial claims or to resolve commercial disputes is unpredictable. These matters may be subject to the exercise of considerable discretion by agencies of the Chinese government, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination.

FOREIGN CORRUPT PRACTICES ACT. We are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with us, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in China. We have attempted to implement safeguards to prevent losses from such practices and to discourage such practices by our employees and agents. There is no assurance, however, that we will not suffer such losses or that our employees or other agents will not engage in such conduct for which we might be held responsible.

RISKS RELATED TO THE SALE OF OUR SHARES

OUR STOCK PRICE IS HIGHLY VOLATILE AND YOU MAY NOT BE ABLE TO SELL YOUR SHARES AT OR ABOVE THE PURCHASE PRICE. Our stock price has fluctuated in the past and may continue to do so. There is a significant risk that the market price of the common stock will decrease in the future in response to any of the following factors, some of which are beyond our control:

         o        variations in our anticipated or actual operating results;
         o announcements that our revenue or income are below analysts' expectations;
         o        general economic slowdowns;
         o        changes in market valuations of similar companies;
         o        sales of large blocks of our common stock;
         o announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments; or
         o fluctuations in stock market prices and volumes, which are particularly common among highly volatile securities of internationally based companies.

                                 USE OF PROCEEDS

         The selling stockholders will receive all of the net proceeds from sales of common stock sold pursuant to this prospectus. However, the Company will receive approximately $1,103,388 if all of the warrants are exercised. These funds would be used for general corporate purposes. We will not receive any proceeds from the sale of the shares by the selling stockholders.

                              SELLING STOCKHOLDERS

         On January 15, 2004, we completed a private placement in which we sold an aggregate of 617,285 shares of common stock and issued warrants to purchase up to an aggregate of 154, 320 shares of common stock to the selling stockholders listed in the table below. Under the terms of a registration rights agreement between each investor and us, we are required to file this registration statement prior to March 1, 2004. We also agreed to bear expenses in connection with the registration and sale of the shares. See "Plan of Distribution."

         The following table sets forth information regarding the current beneficial ownership of our common stock by the selling stockholders and the as adjusted beneficial ownership by the selling stockholders, giving effect to the sale of the shares offered hereby. The shares beneficially owned have been determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is current as of March 1, 2004 and the percentage of ownership shown in the table is based on approximately 7,260,262 shares of common stock issued and outstanding as of March 1, 2004. All information contained in the table below is based upon information provided to us by the selling stockholders and we have not independently verified this information. The selling stockholders are not making any representation that the shares covered by this prospectus will be offered for sale. The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered.

         No selling stockholder has held any position nor had any material relationship with PacificNet or its affiliates during the past three years.

                                                                                          Number of Shares
                                                                                            Beneficially
                                                       Shares           Maximum Number         Owned           Percentage
                   Name of                       Beneficially Owned        of Shares           After        Ownership After
             Selling Stockholder                 Prior to Offering        to be Sold        Offering(1)        Offering(1)
             -------------------                 -----------------        ----------        -----------        -----------
Whalehaven Fund Limited(2)                                25,720                 25,720            0                  0

Bluegrass Growth Fund(3)                                 128,601                128,601            0                  0

Omicron Master Fund(4)                                   128,601                128,601            0                  0

Greenwich Growth Fund Limited(5)                          25,270                 25,720            0                  0

Excalibur Limited Partnership(6)                          77,160                  77,160           0                  0

Vertical Ventures LLC(7)                                 128,601                128,601            0                  0

Stonestreet LP(8)                                        128,601                128,601            0                  0

Alpha Capital AG(9)                                      128,601                128,601            0                  0

         (1) We do not know when or in what amounts the selling stockholders may offer for sale the shares of common stock pursuant to this offering. Because the selling stockholders may choose not to sell any of the shares offered by this prospectus, and because there are currently no agreements, arrangements or undertakings with respect to the sale of any of the shares of common stock, we cannot estimate the number of shares of common stock that the selling stockholders will hold after completion of the offering. For purposes of this table, we have assumed that the selling stockholders will have sold all of the shares covered by this prospectus upon the completion of the offering.

         (2) Includes 5,144 shares of common stock issuable upon exercise of a warrant.

         (3) Includes 25,720 shares of common stock issuable upon exercise of a warrant.

         (4) Includes 25,720 shares of common stock issuable upon exercise of a warrant.

         (5) Includes 5,144 shares of common stock issuable upon exercise of a warrant.

         (6) Includes 15,432 shares of common stock issuable upon exercise of a warrant.

         (7) Includes 25,720 shares of common stock issuable upon exercise of a warrant.

         (8) Includes 25,720 shares of common stock issuable upon exercise of a warrant.

         (9) Includes 25,720 shares of common stock issuable upon exercise of a warrant.

                              PLAN OF DISTRIBUTION

         We are registering the common stock on behalf of the above selling stockholders. The selling stockholders are offering shares of common stock that they received in connection with the private placement. As used in this prospectus, the term "selling stockholders" includes pledgees, transferees or other successors-in-interest selling shares received from the selling stockholders as pledgors, assignees, borrowers or in connection with other non-sale-related transfers after the date of this prospectus. This prospectus may also be used by transferees of the selling stockholders, including broker-dealers or other transferees who borrow or purchase the shares to settle or close out short sales of shares of common stock. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale or non-sale related transfer. We will not receive any of the proceeds of such sales by the selling stockholders.

         The selling stockholders may sell their shares of common stock directly to purchasers from time to time. Alternatively, they may from time to time offer the common stock to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders or the purchasers of such securities for whom they may act as agents. The selling stockholders and any underwriters, broker/dealers or agents that participate in the distribution of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

         The common stock may be sold by the selling stockholders from time to time in one or more transactions at or on any stock exchange, market or trading facility on which shares are traded or in private transactions. The sales may be made at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the common stock may be affected by means of one or more of the following transactions (which may involve cross or block transactions):

         o a block trade in which the broker-dealer so engaged will attempt to sell such shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
         o purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
         o on any exchange or quotation service on which the shares may be listed or quoted at the time of sale in accordance with the rules of the applicable exchange;
         o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
         o        in privately negotiated transactions;
         o        through the settlement of short sales;
         o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
         o        a combination of any such methods of sale;
         o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; and
         o        any other method permitted pursuant to applicable law.

         The selling stockholders may also sell shares under Rule 144 of the Securities Act , if available, rather than under this prospectus. To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

         Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The selling stockholders may also enter into option or other transactions with broker-dealer's, or other financial institutions for the creation of one or more derivative securities, which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction.)

         In connection with the sale of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker/dealers of other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our Common Stock short and deliver these shares to close out such short positions, or loan or pledge common stock to broker/dealers that in turn may sell such securities.

         The selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the common stock by the selling stockholders. The foregoing may affect the marketability of such securities.

         Pursuant to the registration rights agreement with the selling stockholders, all expenses of the registration of the common stock will be paid by us, including, without limitation, SEC filing fees; provided, however, that the selling stockholders will pay any broker or similar commissions, or, except to the extent otherwise provided for, any legal fees or other costs of the selling stockholders. The selling stockholders will be indemnified by us against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. We will be indemnified by the selling stockholders severally against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

         To comply with the securities laws of certain jurisdictions, if applicable, the common stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

                                  LEGAL MATTERS

         The validity of the securities offered hereby has been passed upon for us by Loeb & Loeb LLP, New York, New York.

                                     EXPERTS

         The financial statements as of December 31, 2002 and 2001, and for the years ended December 31, 2002 and 2001, incorporated in this prospectus by reference from PacificNet's Annual Report on Form 10-KSB for the year ended December 31, 2002, have been audited by Clancy and Co., P.L.L.C. independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                               RECENT DEVELOPMENTS

         On December 1, 2003, we signed an agreement to acquire a controlling interest in Epro Telecom Holdings Limited. The total purchase price to be paid upon the consummation of this transaction is approximately $3.5 million payable in cash and shares of our common stock. Epro Telecom Holdings Limited, a company incorporated in the Hong Kong Special Administrative Region of the People's Republic of China, is engaged in the business of providing value-added telecom services (VAS), call center and customer relationship management (CRM) services for Hong Kong and the PRC's telecom operators, banks, insurance, and other financial services companies, mobile marketing and promotion services, call center training, management and consulting services, call center software, interactive voice response (IVR) systems, mobile payment and mobile point of sale (POS) solutions, internet e-commerce and mobile commerce, mobile applications based on short messaging services (SMS), multimedia messaging services (MMS), outsourced telemarketing and customer support services, and other mobile value-added services (VAS) in the PRC. Epro's clients include the major telecom operators, banks, insurance and financial services companies in Greater China.

         On December 15, 2003, we signed an agreement to acquire a controlling interest in Beijing Linkhead Technologies Co., Ltd. The total purchase price to be paid upon the consummation of this transaction is approximately $5 million payable in cash and shares of our common stock. Beijing Linkhead Technologies Co., Ltd (Linkhead), a People's Republic of China limited liability corporation, is engaged in the business of providing value-added services (VAS), interactive voice response (IVR) system development and integration, voice internet portals, computer telephony integration (CTI), VoIP, internet and mobile application development, telecom customer relationship management (CRM) services for China's telecom operators, telecom related management and consulting services, mobile consumer analytics, mobile data-mining, internet e-commerce and mobile commerce, mobile applications based on WAP, K-Java, BREW, EMS, short messaging services
(SMS), multimedia messaging services (MMS), outsourced software development, and other mobile value-added services (VAS) in the PRC. Linkhead's major clients and profit-sharing partners include some of the leading telecom operators in China.

                          SUMMARY FINANCIAL INFORMATION

Summary financial information for our recent acquisitions consists of the following:

I. Unaudited interim financial statements for Beijing Linkhead Technologies Co., Ltd. as of September 30, 2003

II. Unaudited consolidated interim financial statements of Epro Telecom Holdings Ltd. as of September 30, 2003

III. Audited consolidated financial statements of Epro Telecom Holdings Ltd. for the years ended March 31, 2003 and 2002.

IV. Pro Forma consolidated financial statements for PacificNet Inc. giving effect to the acquisitions of Beijing Linkhead Technologies Co., Ltd. and Epro Telecom Holdings Ltd. as of September 30, 2003


--------------------------------------------------------------------------------

I. UNAUDITED FINANCIAL STATEMENTS FOR BEIJING LINKHEAD TECHNOLOGIES CO., LTD.

The accompanying unaudited financial statements of Beijing Linkhead Technologies Co., Ltd. have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB and Rule 10-01 of Regulation S-X. All adjustments, which, in the opinion of management, are necessary for a fair presentation of the financial condition and results of operations, have been included. Operating results for the period ended September 30, 2003, are not necessarily indicative of the results that may be expected for the year ending December 31, 2003. The significant accounting policies are the same as those for PacificNet Inc., which can be found in our Annual Report for the year ended December 31, 2002 and 2001 filed with the Securities and Exchange Commission, and incorporated by reference hereto.

Linkhead was formed on April 2 , 2003, and therefore the financial statements include the balance sheet as of September 30, 2003, and the statements of operations and cash flows for the period from inception (April 2, 2003) to September 30, 2003. Accordingly, there is no comparative prior period to present.

BEIJING LINKHEAD TECHNOLOGIES CO.,  LTD
BALANCE SHEET
SEPTEMBER 30, 2003

(Unaudited. In thousands of United States dollars, except par values and share numbers)

ASSETS
Current Assets:
Cash and Cash Equivalents                                      $        25
Other Receivables                                                        6
                                                               ------------

Total Current Assets                                                    31

Property and Equipment, net                                             86
                                                               ------------

TOTAL ASSETS                                                   $       117
                                                               ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Stockholders' Equity:
Common Stock, par value $0.01, Authorized - 120,000,000 shares
Issued and outstanding:
September 30, 2003 -5,167,820 shares                           $       517
Cumulative Other Comprehensive Loss                                      3
Accumulated Deficit                                                   (403)  (a)
                                                               ------------

Total Stockholders' Equity                                             117
                                                               ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                     $       117
                                                               ============


(a) The deficit is mainly due to the write off of intangible assets of $399,000 incurred during the year.

BEIJING LINKHEAD TECHNOLOGIES CO., LTD
STATEMENT OF OPERATIONS
THREE MONTHS ENDED SEPTEMBER 30, 2003 AND FOR THE PERIOD FROM INCEPTION (APRIL 2, 2003) TO SEPTEMBER 30, 2003

(Unaudited. In thousands of United States dollars, except loss per share and share amounts)

                                                                   INCEPTION
                                                   THREE MONTHS  (APRIL 2, 2003)
                                                      ENDED            TO
                                                   SEPTEMBER 30,  SEPTEMBER 30,
                                                       2003            2003
                                                   ------------    ------------

Revenues                                           $        -- (b) $        --

Cost of Revenues                                            --              --
                                                   ------------    ------------

Gross Margin                                                --              --


Selling, General and Administrative Expenses                (5)             (5)
Provision for Written Off Intangible Assets               (399)(a)        (399)
                                                   ------------    ------------

LOSS FROM OPERATIONS                                      (404)           (404)

Sundry income                                                1               1
                                                   ------------    ------------

NET LOSS AVAILABLE TO COMMON STOCKHOLDERS          $      (403)    $      (403)
                                                   ============    ============

BASIC AND DILUTED LOSS PER COMMON SHARE:
                                                         (0.12)          (0.08)

WEIGHTED AVERAGE NUMBER OF SHARES OF
COMMON STOCK OUTSTANDING                             3,445,213       5,167,820
                                                   ============    ============


(b) Revenue is recognized when the outcome of a transaction can be measured reliably and when it is probable that the economic benefits associated with the transaction will flow to the Company. As of September 30 2003, the Company did not record any sales from the provision of value-added services and interactive voice response system development and integration and other related services.

BEIJING LINKHEAD TECHNOLOGIES CO., LTD
STATEMENTS OF CASH FLOWS
INCEPTION (APRIL 2, 2003) TO SEPTEMBER 30, 2003

(Unaudited. In thousands of United States dollars, except loss per share and share amounts)


                                                                    INCEPTION
                                                                 (APRIL 2, 2003)
                                                                       TO
                                                                   SEPTEMBER 30,
                                                                       2003
                                                                   -------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                                           $       (403)
Provision for Written Off Intangible Assets                                 399
Adjustments:
Changes in:
Other Receivables                                                            (6)
                                                                   -------------

Net cash used in operating activities                                       (10)

CASH FLOWS FROM INVESTMENT ACTIVITIES
Acquisition of Property and Equipment                                       (86)
Acquisition of Intangible Assets                                           (399)
                                                                   -------------

Net cash used in investing activities                                      (485)


CASH FLOWS PROVIDED BY FINANCING ACTIVITIES:
Proceeds from Issuance of Common Stock                                      517
                                                                   -------------

Net cash provided by financing activities                                   517

EFFECT OF EXCHANGE RATE CHANGES IN CASH                                       3
                                                                   -------------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                    22
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                               --
                                                                   -------------

CASH AND CASH EQUIVALENTS, END OF PERIOD                           $         25
                                                                   =============

II. UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS OF EPRO TELECOM HOLDINGS LTD. AS OF SEPTEMBER 30, 2003

The accompanying unaudited financial statements of Epro Telecom Holdings Limited have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB and Rule 10-01 of Regulation S-X. All adjustments, which, in the opinion of management, are necessary for a fair presentation of the financial condition and results of operations, have been included. Operating results for the period ended September 30, 2003, are not necessarily indicative of the results that may be expected for the year ending December 31, 2003. EPRO has an adopted fiscal year end of March 31. Please refer to the audited financial statements for EPRO for the fiscal years ended March 31, 2003 and 2002, which are presented below following the current unaudited interim financial information, for a summary of significant accounting policies.


EPRO TELECOM HOLDINGS LIMITED
INTERIM CONSOLIDATED BALANCE SHEET
SEPTEMBER 30, 2003

(Unaudited. In thousands of United States dollars, except par values and share numbers)

ASSETS
Current Assets:
Cash and Cash Equivalents                                          $        364
Accounts Receivables (net of allowance for doubtful
   accounts of $Nil as of September 30, 2003)                             1,099
Other Current Assets                                                        617
                                                                   -------------
Total Current Assets                                                      2,080

Property and Equipment, net                                                 440
                                                                   -------------

TOTAL ASSETS                                                       $      2,520
                                                                   =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Bank Line of Credit                                                $      1,527
Accounts Payable                                                            429
Accrued Expenses                                                          1,071
                                                                   -------------

Total Current Liabilities                                                 3,027

Minority Interest in Consolidated Subsidiary                                 77


STOCKHOLDERS' EQUITY:
Common Stock, par value $0.1282, Authorized - 12,000,000 shares
Issued and outstanding:11,633,986 shares                                  1,492

Additional Paid-In Capital                                                  653

Cumulative Other Comprehensive Loss                                          22

Accumulated Deficit                                                      (2,751)
                                                                   -------------

Total Stockholders' Equity                                                 (584)
                                                                   -------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                         $      2,520
                                                                   =============

EPRO TELECOM HOLDINGS LTD.
INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS
THREE AND SIX MONTHS ENDED SEPTEMBER 30, 2003

(Unaudited. In thousands of United States dollars, except loss per share and share amounts)

                                                     THREE MONTHS ENDED               SIX MONTHS ENDED
                                                        SEPTEMBER 30,                   SEPTEMBER 30,
                                                   2003            2002            2003             2002
                                               -------------   -------------   -------------   -------------
Revenues                                       $      1,740    $      1,441    $      3,260    $      3,141
Cost of Revenues                                     (1,414)         (1,240)         (2,612)         (2,561)
                                               -------------   -------------   -------------   -------------
Gross Margin                                            326             201             648             580

Selling, General and Administrative Expenses           (275)           (336)           (516)           (843)
Depreciation and Amortization                           (55)           (179)           (117)           (305)
Provision for Written Off Intangible Assets              --              --            (230)(a)        (192)
                                               -------------   -------------   -------------   -------------

PROFIT / (LOSS) FROM OPERATIONS                          (4)           (314)           (215)           (760)

OTHER INCOME                                             --              --               1               2
                                               -------------   -------------   -------------   -------------


PROFIT / (LOSS) BEFORE INCOME TAXES
AND MINORITY INTEREST                                    (4)           (314)           (214)           (758)

Provision for Income Taxes                              (24)            (19)            (47)            (38)
Minority Interests                                       (7)             11               4              19
                                               -------------   -------------   -------------   -------------

NET LOSS AVAILABLE TO COMMON STOCKHOLDERS      $        (35)   $       (322)   $       (257)   $       (777)
                                               =============   =============   =============   =============

BASIC AND DILUTED LOSS PER COMMON SHARE:                 --    $      (0.03)   $      (0.02)   $      (0.07)
                                               =============   =============   =============   =============

WEIGHTED AVERAGE NUMBER OF SHARES OF
COMMON STOCK OUTSTANDING                         11,633,986      11,633,986      11,633,986      11,633,986
                                               =============   =============   =============   =============


(a) The write off of intangible assets of $230,00 and $192,000 were incurred in 2003 and 2002, respectively..


EPRO TELECOM HOLDINGS LTD.
INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
SIX MONTHS ENDED SEPTEMBER 30, 2003 AND 2002

(Unaudited. In thousands of United States dollars, except loss per share and share amounts)

                                                                SIX MONTHS ENDED
                                                                  SEPTEMBER 30
                                                              2003             2002
                                                         --------------   --------------
CASH FLOWS FROM OPERATING ACTIVITIES

Net loss                                                 $        (257)   $        (777)
Adjustments:
Minority Interests                                                  (4)             (19)
Depreciation and amortization                                      117              305
Provision for Written Off Intangible Assets                        230              192
Changes in:
Receivables and Other Current Assets                              (277)             (10)
Accounts Payable and Accrued Expenses                                1                3
                                                         --------------   --------------

Net cash used in operating activities                             (190)            (306)

CASH FLOWS FROM INVESTMENT ACTIVITIES
Acquisition of Property and Equipment                               --               (8)
Acquisition of Intangible Assets                                    --             (192)
                                                         --------------   --------------

Net cash used in investing activities                               --             (200)

CASH FLOWS PROVIDED BY FINANCING ACTIVITIES:
Advances under Bank Line of Credit                                 360              504
                                                         --------------   --------------

Net cash provided by financing activities                          360              504
                                                         --------------   --------------


NET INCREASE / (DECREASE) IN CASH AND CASH EQUIVALENTS             170               (2)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                     194              253
                                                         --------------   --------------

CASH AND CASH EQUIVALENTS, END OF PERIOD                 $         364    $         251
                                                         ==============   ==============


III. AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF EPRO TELECOM HOLDINGS LTD. FOR THE YEARS ENDED MARCH 31, 2003 AND 2002.



                 EPRO TELECOM HOLDINGS LIMITED AND SUBSIDIARIES
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Independent Auditors' Report .............................................  F-9

Consolidated Balance Sheets ..............................................  F-10

Consolidated Statements of Operations ....................................  F-11

Consolidated Statements of Changes in Stockholders'Equity (Deficiency)....  F-12

Consolidated Statements of Cash Flows ....................................  F-12

Notes to Consolidated Financial Statements ...............................  F-14

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Epro Telecom Holdings Limited

We have audited the accompanying consolidated balance sheets of Epro Telecom Holding Limited, a Hong Kong limited liability company, and subsidiaries (the "Company") as of March 31, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders' equity (deficiency), and cash flows for two preceding years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of March 31, 2003 and 2002, and the consolidated results of its operations and its cash flows for the periods indicated in conformity with generally accepted accounting principles in the United States of America.



/s/ Clancy and Co., P.L.L.C.
Phoenix, Arizona

February 27, 2004


                                EPRO TELECOM HOLDINGS LIMITED AND SUBSIDIARIES
                                          CONSOLIDATED BALANCE SHEETS
                                            MARCH 31, 2003 AND 2002

                                                                            2003             2002
                                                                       ------------      ------------
ASSETS
------
Current assets
   Cash and cash equivalents                                           $    40,607       $   100,737
   Restricted cash - pledged bank deposits (Note 4)                        153,649           151,903
   Trade receivables                                                       846,690           958,436
   Prepayments and other current assets                                    182,137           574,618
   Inventories (Note 1)                                                     76,014             4,513
   Income tax refundable                                                    17,264             2,241
   Amounts due from related parties (Note 2)                               316,968           214,961
                                                                       ------------      ------------
Total current assets                                                     1,633,329         2,007,409

Fixed assets, net (Note 3)                                                 557,128           901,328

Intangible assets (Note 1)                                                 229,260                --
                                                                       ------------      ------------

TOTAL ASSETS                                                           $ 2,419,717       $ 2,908,737
                                                                       ============      ============

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Current liabilities
   Bank overdrafts (secured)                                           $   267,754       $   194,999
   Bank loans - current portion (Note 4)                                   728,796           371,679
   Trade payables                                                          981,632         1,195,230
   Other payables and deposits                                             231,972            62,401
   Capital lease obligations - current portion (Note 5)                     86,316           110,675
   Amounts due to related parties (Note 2)                                 154,868                --
                                                                       ------------      ------------
Total current liabilities                                                2,451,338         1,934,984

Long-term liabilities
   Bank loans - noncurrent portion (Note 4)                                169,957            19,672
   Capital lease obligations - non current portion (Note 5)                 43,550           142,669
                                                                       ------------      ------------
Total long-term liabilities                                                213,507           162,341
                                                                       ------------      ------------

Total liabilities                                                        2,664,845         2,097,325

Minority interest                                                           80,922           112,653

Stockholders' equity (deficiency)
   Common stock, $0.1282 par value (12,000,000 shares authorized,
    11,633,986 shares issued and outstanding)                            1,491,537         1,491,537
   Additional paid-in capital                                              652,547           652,547
   Other comprehensive income                                               21,367            21,367
   Accumulated deficit                                                  (2,491,501)       (1,466,692)
                                                                       ------------      ------------
Total stockholders' equity (deficiency)                                   (326,050)          698,759
                                                                       ------------      ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)                $ 2,419,717       $ 2,908,737
                                                                       ============      ============


           THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.


                                EPRO TELECOM HOLDINGS LIMITED AND SUBSIDIARIES
                                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  FOR THE YEARS ENDED MARCH 31, 2003 AND 2002

                                                                   2003               2002
                                                               -------------      -------------
Revenues - service fee income                                  $  5,637,838       $  8,440,219

Operating expenses
   Wage-related expenses                                         (4,509,968)        (5,391,079)
   Operating expenses                                            (1,695,918)        (2,304,574)
   Depreciation expense                                            (367,924)          (537,889)
                                                               -------------      -------------
Total operating expenses                                         (6,573,810)        (8,233,542)
                                                               -------------      -------------

Earnings (loss) from operations                                    (935,972)           206,677

Other income (expense)
   Interest income                                                    1,947              8,908
   Sundry income                                                     18,359             32,630
   Interest expense                                                 (89,592)           (67,818)
                                                               -------------      -------------
Total other income (expense)                                        (69,286)           (26,280)
                                                               -------------      -------------

Earnings (loss) before minority interest and income taxes        (1,005,258)           180,397

Minority interest                                                    31,731              5,376

Provision for income taxes                                          (51,282)           (68,546)
                                                               -------------      -------------

Net earnings (loss)                                            $ (1,024,809)      $    117,227
                                                               =============      =============

Basic and diluted earnings (loss) per share                    $      (0.09)      $       0.01
                                                               =============      =============

Basic and diluted weighted-average shares outstanding            11,633,986         11,633,986
                                                               =============      =============

      THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.


                                          EPRO TELECOM HOLDINGS LIMITED AND SUBSIDIARIES
                                               CONSOLIDATED STATEMENTS OF CHANGES IN
                                                 STOCKHOLDERS' EQUITY (DEFICIENCY)
                                            FOR THE YEARS ENDED MARCH 31, 2003 AND 2002


                                   COMMON         COMMON        ADDITIONAL          OTHER
                                   STOCK          STOCK          PAID-IN         COMPREHENSIVE       ACCUMULATED
                                   SHARES         AMOUNT         CAPITAL            INCOME            DEFICIT          TOTAL
                               ---------------------------------------------------------------------------------------------------
Balance, March 31, 2001            11,633,986    $ 1,491,537       $  652,547     $     21,367    $ (1,583,919)   $    581,532
Net earnings                         -              -                       -                -         117,227         117,227
                               ---------------------------------------------------------------------------------------------------
Balance, March 31, 2002            11,633,986    $ 1,491,537       $  652,547     $     21,367    $ (1,466,692)   $    698,759
Net loss                             -              -                       -                -      (1,024,809)     (1,024,809)
                               ---------------------------------------------------------------------------------------------------
Balance, March 31, 2003            11,633,986    $ 1,491,537       $  652,547     $     21,367    $ (2,491,501)   $   (326,050)
                               ===================================================================================================


                          THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.


                 EPRO TELECOM HOLDINGS LIMITED AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                   FOR THE YEARS ENDED MARCH 31, 2003 AND 2002

                                                                              2003              2002
                                                                          ------------      ------------
CASH FLOWS FROM OPERATING ACTIVITIES
------------------------------------
Net earnings (loss)                                                       $(1,024,809)      $   117,227
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
     Depreciation                                                             367,924           537,889
     Loss on disposal of fixed assets                                         172,614               528
     Minority interest                                                        (31,731)           (5,376)
Changes in assets and liabilities
    (Increase) decrease in trade and other current assets                     504,227          (682,958)
    (Increase) decrease in inventories                                        (71,501)           66,803
    (Increase) decrease in refundable income taxes                            (15,023)          (93,445)
     Increase (decrease) in trade and other current payables                  (44,027)          182,537
                                                                          ------------      ------------
Total adjustments                                                             882,483             5,978
                                                                          ------------      ------------
Net cash flows provided by / (used in) operating activities                  (142,326)          123,205

CASH FLOWS FROM INVESTING ACTIVITIES
------------------------------------
   Increase in restricted cash - pledged bank deposits                         (1,746)          (23,698)
   Acquisition of fixed assets                                               (196,724)         (225,765)
   Acquisition of intangible assets                                          (229,260)               --
   Repayments to related parties                                             (102,007)          (15,758)
   Advances from related parties                                               26,663            62,844
   Proceeds from disposal of fixed assets                                         386             4,674
                                                                          ------------      ------------
Net cash flows used in investing activities                                  (502,688)         (197,703)

CASH FLOWS FROM FINANCING ACTIVITIES
------------------------------------
   Change in bank overdraft                                                    72,755          (185,256)
   Net advances under bank loans                                              507,402            75,922
   Loan from a related party                                                  128,205                --
   Repayments under capital lease obligations                                (123,478)          (72,806)
                                                                          ------------      ------------
Net cash flows provided by / (used in) financing activities                   584,884          (182,140)
                                                                          ------------      ------------

Decrease in cash and cash equivalents                                         (60,130)         (256,638)
Cash and cash equivalents, beginning of year                                  100,737           357,375
                                                                          ------------      ------------
Cash and cash equivalents, end of year                                    $    40,607       $   100,737
                                                                          ============      ============

CASH PAID FOR:
   Interest                                                               $    89,592       $    67,818
                                                                          ============      ============

   Income taxes                                                           $    66,305       $   161,991
                                                                          ============      ============

           THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                 EPRO TELECOM HOLDINGS LIMITED AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                   FOR THE YEARS ENDED MARCH 31, 2003 AND 2002

--------------------------------------------------------------------------------

NOTE 1 - ORGANIZATION / SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.

Epro Telecom Holdings Limited ("the Company") was incorporated in Hong Kong with limited liability under the Hong Kong Companies Ordinance. The principal activity of the Company is investment holding. The principal activities of its consolidated subsidiaries include providing telecommunications and information services to the major telecom operators, banks, insurance and financial services companies in Greater China. The Company is headquartered in Kowloon Bay, Kowloon, Hong Kong.

Emil International (Holdings) Limited, a company incorporated in Hong Kong, is the immediate holding company of the Company. The directors of the Company consider the ultimate holding company to be Merry Silver Limited, a company incorporated in the British Virgin Islands.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has a net stockholders' deficiency, negative working capital, and a recent significant net loss. These factors raise substantial doubt about the Company's ability to continue as a going concern. Continuation of the Company is dependent upon raising additional capital and ultimately, achieving net profits and positive cash flow from operations. Should the Company be unable to successfully accomplish the above objectives, it will not be able to continue operations.

To meet these objectives, management has available unused operating lines of credit at March 31, 2003 of approximately $500,000 (HKD$4,000,000), has obtained additional lines of credit and banking facilities subsequent to March 31, 2003 of approximately $400,000 (HKD$3,100,000), and has achieved a net profit for the nine months period ended December 31, 2003 (unaudited). Based on these mitigating factors, the Company's ability to continue as a going concern has been alleviated. Therefore, for at least the next twelve months, the Company can continue to operate as a going concern.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.

ACCOUNTING METHOD - The financial statements were prepared under the accrual method of accounting.

PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of the Company and its wholly-owned and majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

USE OF ESTIMATES - The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management makes its best estimate of the ultimate outcome for these items based on historical trends and other information available when the financial statements are prepared. Changes in estimates are recognized in accordance with the accounting rules for the estimate, which is typically in the period when new information becomes available to management. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS - The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents consist of cash at bank and on hand and demand deposits with banks and other financial institutions.

CONCENTRATION OF CREDIT RISK - The Company derives all of its revenues from customers in Greater China.

FOREIGN CURRENCY TRANSLATION - The reporting currency used in the preparation of these consolidated financial statements is United States Dollars (USD). The functional currency of the Company and its subsidiaries operating in Hong Kong is Hong Kong Dollars (HKD) and their financial records are maintained and their financial statements are prepared in HKD. The functional currency of the Company's subsidiary established in the People's Republic of China is Renminbi
(RMB) and its financial records are maintained and its financial statements are prepared in RMB.

Transactions in foreign currencies are translated at exchange rates ruling at the transaction dates. Monetary assets and liabilities expressed in foreign currencies at the balance sheet date are translated at rates of exchange ruling at the balance sheet date. Exchange differences arising in these cases are included in net earnings (loss) on the statement of operations.

The translation of the consolidated financial statements into USD is performed for balance sheet accounts using the closing exchange rate in effect at the balance sheet date and for revenue and expenses using an average exchange rate during each reporting period. The resulting foreign currency translation gain or loss is included in other comprehensive income in the equity section of the balance sheet.

INVENTORIES - Inventories consist of finished goods of telecommunication products for resale and are stated at the lower of cost or net realizable value, with cost computed on a first-in, first-out basis.

FIXED ASSETS - Fixed assets are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the assets, ranging from three to five years. Significant improvements and betterments are capitalized. Routine repairs and maintenance are expensed when incurred.

LONG-LIVED ASSETS - Long-lived assets, such as fixed assets, are reviewed for impairment when circumstances indicate the carrying value of an asset may not be recoverable. For assets that are to be held and used, an impairment loss is recognized when the estimated undiscounted cash flows associated with the asset or group of assets is less than their carrying value. If impairment exists, an adjustment is made to write the asset down to its fair value, and a loss is recorded as the difference between the carrying value and fair value. Fair values are determined based on quoted market values, discounted cash flows or internal and external appraisals, as applicable. Assets to be disposed of are carried at the lower of carrying value or estimated net realizable value.

RESEARCH AND DEVELOPMENT COSTS - Research and development costs are charged to operations when incurred and are included in operating expenses. Research costs for 2003 were $31,365 (2002: $0). Costs incurred on development projects relating to the design and testing of new or improved products are capitalized and deferred only when the technical feasibility and intention of completing the product under development has been demonstrated and the resources are available to do so, costs are identifiable and there is an ability to sell or use the asset that will generate probable future economic benefits. Amortization is calculated on a straight-line basis to write off the deferred development costs over the estimated commercial lives of the underlying products, subject to a maximum of twenty years, commencing from the date on which the products are available for use.

ADVERTISING COSTS - Advertising costs are expensed as incurred and amounted to $14,163 for 2003 (2002: $24,016).

CAPITALIZED INTEREST - Borrowing costs that are directly attributable to the acquisition, construction or production of an asset that necessarily takes a substantial period of time to get ready for its intended use or sale are capitalized as part of the cost of that asset. All other borrowing costs are charged to the statement of operations when incurred. No interest cost was capitalized for 2002 and 2003.

EARNINGS PER SHARE - Basic earnings per share ("EPS") is calculated using net earnings and the weighted-averaged number of shares outstanding during the reporting period. Diluted EPS includes the effect from potential issuance of common stock, such as stock issuable pursuant to the exercise of stock options or other convertible securities, of which there are none during the reporting periods. All earnings per share in these financial statements are basic earnings
(loss) per share.

INCOME TAXES - The Company recognizes deferred tax assets and liabilities for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts using enacted tax rates in effect for the year the differences are expected to reverse. The Company records a valuation allowance to reduce the deferred tax assets to the amount that is more likely than not to be realized.

REVENUE RECOGNITION - Revenue is recognized when it is probable that the economic benefits will flow to the Company and when the revenue can be measured reliably. Revenue from service fee income is recognized when the services are rendered.

ALLOWANCE FOR DOUBTFUL ACCOUNTS - The Company presents accounts receivable, net of allowances for doubtful accounts to ensure accounts receivable are not overstated due to uncollectibility. The allowances are calculated based on detailed review of certain individual customer accounts, historical rates and an estimation of the overall economic conditions affecting the Company's customer base. The Company reviews a customer's credit history before extending credit. If the financial condition of its customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. There was no allowance for either of the periods presented.

COMPREHENSIVE INCOME - The Company includes items of other comprehensive income by their nature in a financial statement and displays the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. Other comprehensive income consists of cumulative translation adjustments.

FAIR VALUE OF FINANCIAL INSTRUMENTS - For certain of the Company's financial instruments, including cash and cash equivalents, trade and other receivables, trade and other payables, and amounts due to and from related parties, the carrying amounts approximate fair value due to their short maturities.

RELATED PARTY TRANSACTIONS - A related party is generally defined as (i) any person that holds 10% or more of the Company's securities and their immediate families, (ii) the Company's management, (iii) someone that directly or indirectly controls, is controlled by or is under common control with the Company, or (iv) anyone who can significantly influence the financial and operating decisions of the Company. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.


NOTE 2 - RELATED PARTY TRANSACTIONS
-----------------------------------

Amounts due from related parties on the balance sheet are as follows:

                                                     2003             2002
                                                  -----------      -----------

Amounts due from holding companies                $  163,131       $   73,909

Amounts due from fellow subsidiaries                 153,837          141,052
                                                  -----------      -----------
                                                  $  316,968       $  214,961
                                                  ===========      ===========

These amounts due were unsecured, interest-free and had no fixed terms of repayment.

Amounts due to related parties on the balance sheet are as follows:

                                                      2003              2002
                                                  ------------      ------------

Amount due to a director [1]                      $    26,663               -

Loan from a shareholder of a holding company [2]      128,205               -
                                                  ------------      ------------
                                                  $   154,868               -
                                                  ============      ============


[1] The amount due was unsecured, interest-free and had no fixed terms of repayment.

[2] The loan was secured by personal guarantees given by certain of the Company's present and former directors and bore interest at a rate of 6% over the prime lending rate prevailing in Hong Kong. For the year ended March 31, 2003, accrued interest expense amounted to $11,676 (2002: Nil).


NOTE 3 - FIXED ASSETS
---------------------

Fixed assets consist of the following:

                                                     2003                2002
                                                  -----------        -----------

Land and buildings                                $       --         $  102,564
Furniture and fixtures                               933,983          1,027,075
Computers and office equipment                     3,639,013          3,519,534
Motor vehicles                                        93,451             93,451
Rental pagers                                        195,653            199,596
                                                  -----------        -----------
                                                   4,862,100          4,942,220
Less accumulated depreciation                      4,304,972          4,040,892
                                                  -----------        -----------
                                                  $  557,128         $  901,328
                                                  ==========         ===========

Depreciation expense charged to operations for 2003 was $367,924 (2002:
$537,889).


NOTE 4 - BANK LOANS
-------------------

Bank loans represent the following:

                                                     2003             2002
                                                  -----------      -----------

Secured [1]                                       $  841,336       $  260,115
Unsecured                                             57,417          131,236
                                                  -----------      -----------
                                                     898,753          391,351
Less current portion                                 728,796          371,679
                                                  -----------      -----------
Noncurrent portion                                $  169,957       $   19,672
                                                  ===========      ===========

[1] The loans were secured by the following: joint and several personal guarantees executed by certain directors of the Company; corporate guarantee executed by a subsidiary of the Company; second legal charge over a property owned by a fellow subsidiary of the Company; charge over certain trade receivables of a subsidiary of the Company; and pledged bank deposits of a subsidiary of the Company in the amount of $153,649 (2002: $151,903).

Aggregate future maturities of borrowing for the next five years are as follows:
(2004: $728,796; 2005: $104,750; 2006: $65,207; 2007: $0; and 2008: $0)

The Company has established lines of credit with quality financial institutions of approximately $1,300,000 (HKD$10,000,000) to finance general working capital requirements and trade transactions. Interest is charged at the bank's prime lending rate plus 0.5%-2% per annum depending on the reason for the utilization of the line, i.e. overdraft protection, receivable financing, etc. At March 31, 2003, the Company had available unused lines of credit of approximately $500,000.


NOTE 5 - CAPITAL LEASE OBLIGATIONS
----------------------------------

The Company leases various equipment under capital leases expiring in various years through 2005. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The assets are depreciated over the lesser of their related lease terms or their estimated productive lives and are secured by the assets themselves. Depreciation of assets under capital leases is included in depreciation expense for 2003 and 2002.

Aggregate minimum future lease payments under capital leases as of March 31, 2003 for each of the next five years are as follows: (2004: $100,934; 2005:
$50,896; 2006: $0; 2007: $0; and 2008: $0)

Capital lease obligations represent the following:

                                                       2003             2002
                                                    -----------      -----------

Total minimum lease payments                        $  151,830       $  296,824
Interest expense relating to future periods             21,964           43,480
                                                    -----------      -----------
Present value of the minimum lease payments            129,866          253,344
Less current portion                                    86,316          110,675
                                                    -----------      -----------
Noncurrent portion                                  $   43,550       $  142,669
                                                    ===========      ===========

Following is a summary of fixed assets held under capital lease:

                                                       2003             2002
                                                    -----------     -----------

Computers and office equipment                      $  386,511      $  386,511
Less accumulated depreciation                          262,101         193,283
                                                    -----------     -----------
                                                    $  124,410      $  193,228
                                                    ===========     ===========


NOTE 6 - INCOME TAXES
---------------------

Hong Kong profits tax has been provided at a rate of 16% on the estimated assessable profits arising in Hong Kong for each of the years ended March 31, 2003 and 2002. Provision for Hong Kong profits tax for 2003 was $51,282 (2002:
$68,546).

No provision for deferred tax asset or liability has been made as the amounts involved were insignificant.

The following is a reconciliation of income tax calculated at the applicable tax rate of 16% with income tax expense:

                                                                   2003              2002
                                                               ------------      ------------
Earnings (loss) before minority interest and income taxes      $(1,005,258)      $   180,397
                                                               ============      ============

Expected Hong Kong profits tax at applicable tax rate of 16%            --            28,864

Tax effects of:
     Nondeductible expenses                                         13,068                84
     Nontaxable income                                                  --            (2,937)
     Unused tax losses not recognized                               45,344            17,986
     Excess depreciation                                            (7,130)           24,549
                                                               ------------      ------------

Provision for income taxes                                     $    51,282       $    68,546
                                                               ============      ============


NOTE 7 - COMMITMENTS
--------------------

The Company leases warehouse and office space under operating leases for two years with fixed monthly rentals. None of the leases included contingent rentals. Lease expense charged to operations for 2003 amounted to $371,958 (2002: $509,240). Future minimum lease payments under non-cancelable operating leases at March 31:

                                                                   2003              2002
                                                               ------------      ------------
Due in one year                                                $    46,186       $   271,116
Later than one year and not later than five years                       --            46,186
                                                               ------------      ------------
                                                               $    46,186       $   317,302
                                                               ============      ============


NOTE 8 - EMPLOYEE BENEFIT PLAN
------------------------------

Through one of the Company's wholly-owned subsidiaries, the Company operates two defined contribution retirement plans for eligible employees which are recognized as exempted Mandatory Provident Fund Schemes under the Hong Kong Mandatory Provident Fund Schemes Ordinance. For those employees who are not qualified for the above retirement plan, they are required to participate in a defined contribution Mandatory Provident retirement benefits plan under the Hong Kong Mandatory Provident Fund Schemes Ordinance. The plan assets are held separately from those of the Company in an independently administered fund. Contributions to the plan, net of forfeited contributions, which are included in wage-related expenses in the statement of operations for 2003 and 2002 were approximately ($28,000) and $125,000, respectively.


NOTE 9 - SUBSEQUENT EVENTS
--------------------------

On December 1, 2003, the Company signed an agreement with PacificNet Communications Limited, a wholly-owned subsidiary of PacificNet Inc., a company that trades on the Nasdaq small cap market, to sell 50% of its shares for a total purchase consideration of approximately US$3.5 million payable in cash and shares by PacificNet Inc.

IV. PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS FOR PACIFICNET, INC. GIVING EFFECT TO THE ACQUISITIONS OF BEIJING LINKHEAD TECHNOLOGIES CO., LTD. AND EPRO TELECOM HOLDINGS LTD. AS OF SEPTEMBER 30, 2003

On December 1, 2003, we signed an agreement to acquire a controlling interest in Epro Telecom Holdings Limited. The total purchase price to be paid upon the consummation of this transaction is approximately $3.5 million payable in cash ($500,000) and shares of our common stock ($3,000,000 representing 600,000 shares of our common stock valued at $5.00 per share.)

On December 15, 2003, we signed an agreement to acquire a 51% interest in Beijing Linkhead Technologies Co., Ltd. The total purchase price to be paid upon the consummation of this transaction is approximately $5 million payable in cash ($222,500) and shares of our common stock ($4,750,000 representing 950,000 shares of our common stock valued at $5.00 per share.)

The following pro forma financial results reflects the historical consolidated balance sheet of PacificNet Inc. at September 30, 2003, and the statements of operations for the nine months ended September 30, 2003 and 2002, and the year ended December 31, 2002, giving effect to the acquisitions described in the preceding two paragraphs. The significant pro forma line item adjustments have been described below, however, the majority of the pro forma adjustments relate to Epro as Linkhead was not formed until April 2003.

PACIFICNET INC.
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
SEPTEMBER 30 2003

(In thousands of United States dollars, except par values and share numbers)

                                                                    HISTORICAL                    PROFORMA RESULT
                                                                   SEPTEMBER 30,   PRO-FORMA        SEPTEMBER 30,
                                                                       2003        ADJUSTMENT           2003
                                                                   ------------   ------------      ------------
ASSETS
Current Assets:
Cash and Cash Equivalents                                          $     4,791            389 (c)   $     4,457
                                                                                         (723)(b)
Accounts Receivables (net of allowance for doubtful
  accounts of $Nil as of September 30 2003)                                843          1,099 (c)         1,942
Other Current Assets                                                       213            263 (c)           476
                                                                   ------------                     ------------
Total Current Assets                                                     5,847                            6,875

Property and Equipment, net                                                  8            525 (c)           533

Goodwill                                                                    17          8,463 (a)         8,480
                                                                   ------------                     ------------
TOTAL ASSETS                                                       $     5,872                      $    15,888
                                                                   ============                     ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Bank Line of Credit                                                $       932          1,527 (c)   $     2,459
Accounts Payable                                                           102            429 (c)           531
Accrued Expenses                                                           132          1,071 (c)         1,203
                                                                   ------------                     ------------

Total Current Liabilities                                                1,166                            4,193

Minority Interest in Consolidated Subsidiary                               977           (340)(c)           637

STOCKHOLDERS' EQUITY:
Preferred stock, par value $0.0001, Authorized -5,000,000 shares
  Issued and outstanding - none
Common Stock, par value $0.0001, Authorized - 125,000,000 shares
  Issued and outstanding:  6,162,977 shares                                  1             --                 1
Additional Paid-In Capital                                              32,246          7,750 (d)        39,996
Unearned Compensation                                                      (58)            --               (58)
Warrants                                                                    15             --                15
Escrowed shares (800,000 shares of common stock
  pending approval of joint venture agreement)                            (480)            --              (480)
Cumulative Other Comprehensive Loss                                        (24)            --               (24)
Accumulated Deficit                                                    (27,971)          (421)(c)       (28,392)
                                                                   ------------                     ------------
Total Stockholders' Equity                                               3,729                           11,058
                                                                   ------------                     ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                         $     5,872                      $    15,888
                                                                   ============                     ============


(a) The goodwill is a result of the acquisitions of Epro and Linkhead of $3,754,000 and $4,709,000, respectively.

(b) Adjustment gives effect to cash paid for acquisition of Epro and Linkhead of $500,000 and $223,000, respectively.

(c) Adjustments represent consolidation of Epro and Linkhead and resulting minority interest.

(d) Adjustment gives effect to additional paid-in capital resulting from issuance of shares to Epro (600,000 shares) and Linkhead (950,000 shares) of $3,000,000 and $4,750,000 respectively.

PACIFICNET INC.
PRO FORMA CONDENSED INTERIM STATEMENT OF OPERATIONS
AS OF SEPTEMBER 30, 2003

                                       NINE MONTHS ENDED SEPTEMBER 30, 2003           NINE MONTHS ENDED SEPTEMBER 30, 2002

                                                   PRO-FORMA         PRO-FORMA                     PRO-FORMA         PRO-FORMA
                                    HISTORICAL     ADUSTMENT           RESULT       HISTORICAL     ADUSTMENT          RESULT
                                   ------------   ------------      ------------   ------------   ------------      ------------
Revenues                           $     3,854    $     4,461 (c)   $     8,315    $     2,168    $     4,629 (c)   $     6,797
Cost of Revenues                        (1,491)        (3,266)(c)        (4,757)        (1,651)        (3,736)(c)        (5,387)
                                   ------------   ------------      ------------   ------------   ------------      ------------

Gross Margin                             2,363          1,195             3,558            517            893             1,410


Selling, General and
  Administrative Expenses               (1,149)        (1,303)(c)        (2,452)        (1,112)        (1,575)(c)        (2,687)
Depreciation and Amortization               (4)          (187)(c)          (191)          (203)          (365)(c)          (568)
Provision for Written Off
  Tangible and Intangible Assets           (91)          (857)(c)          (948)            --           (259)(c)          (259)
                                   ------------   ------------      ------------   ------------   ------------      ------------


PROFIT/(LOSS) FROM OPERATIONS            1,119         (1,152)(c)           (33)          (798)        (1,306)(c)        (2,104)

OTHER INCOME                                69             20 (c)            89             48              2 (c)            50

PROVISION FOR IMPAIRMENT LOSS               --             --                --            (24)            --               (24)
PROVISION FOR INCOME TAXES                  --            (60)(c)           (60)            --            (58)(c)           (58)
                                   ------------   ------------      ------------   ------------   ------------      ------------

PROFIT/(LOSS) FROM
  CONTINUING OPERATIONS                  1,188         (1,192)(c)            (4)          (774)        (1,362)(c)        (2,136)

BASIC AND DILUTED
  INCOME/ (LOSS) PER
  COMMON SHARE:                           0.23          (0.77)               --          (0.19)         (2.27)            (0.47)

WEIGHTED AVERAGE
  NUMBER OF SHARES OF
  COMMON STOCK OUTSTANDING           5,170,079      1,550,000 (e)     6,720,079      3,971,361        600,000 (f)      4,571,361



(e) The increase resulted from the issuance of 600,000 shares and 950,000 shares to Epro and Linkhead, respectively, and assumes the shares were outstanding as of the first day of the period presented.

(f) The increase resulted from the issuance of 600,000 shares to Epro. No pro forma adjustment is required for 2002 as Linkhead was incorporated in 2003.


PACIFICNET INC.
PRO FORMA CONDENSED INTERIM STATEMENT OF OPERATIONS (UNAUDITED)

                                                   YEAR ENDED DECEMBER 31, 2002

                                                           PRO-FORMA         PRO-FORMA
                                            HISTORICAL     ADUSTMENT          RESULT
                                           ------------   ------------      ------------
Revenues                                   $     2,319    $     5,933 (c)   $     8,252

Cost of Revenues                                (1,787)        (4,932)(c)        (6,719)
                                           ------------   ------------      ------------

Gross Margin                                       532          1,001             1,533


Selling, General and Administrative
  Expenses                                      (2,912)        (1,885)(c)        (4,797)
Depreciation and Amortization                     (264)          (442)(c)          (706)
Provision for Written Off
  Tangible and Intangible Assets                    --           (268)(c)          (268)
                                           ------------   ------------      ------------

LOSS FROM OPERATIONS                            (2,644)        (1,594)(c)        (4,238)

OTHER INCOME                                        33              2 (c)            35
PROVISION FOR IMPAIRMENT LOSS                      (97)            --               (97)
PROVISION FOR INCOME TAXES                          --            (64)(c)           (64)
                                           ------------   ------------      ------------

LOSS FROM CONTINUING OPERATIONS            $    (2,708)        (1,656)      $    (4,364)
                                           ============                     ============

BASIC AND DILUTED LOSS PER COMMON SHARE:   $     (0.65)         (2.76)      $     (0.91)
                                           ============                     ============

WEIGHTED AVERAGE NUMBER OF SHARES OF
  COMMON STOCK OUTSTANDING                   4,191,816        600,000 (f)     4,791,816
                                           ============                     ============



                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents which we have filed with the Commission (File No.000-24985) pursuant to the Exchange Act of 1934 are incorporated herein by reference:

         1. Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, including any documents or portions thereof incorporated by reference therein;

         2. Our Quarterly Reports on Form 10-QSB for the periods ended March 31, 2003, June 30, 2003 and September 30, 2003;

         3. Our Current Reports on Form 8-K dated August 18, 2003 and November 12, 2003;.

         4. Our Proxy Statement dated November 18, 2003, relating to the 2002 Annual Meeting of Stockholders; and

         5. the description of our common stock under the caption "Description of Registrant's Securities to be Registered" included in the Company's Registration Statement on Form 8-A, filed on October 21, 1998 with the Securities and Exchange Commission under Section 12 of the Exchange Act, as amended, including any amendment or report filed for the purpose of updating such description.

         All other documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering.

         Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this prospectus.

         We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference. Requests for documents should be directed to our Secretary, Victor Tong, at our executive offices.

                              AVAILABLE INFORMATION

         We have filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1993 covering the shares offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance such statement is qualified by reference to each such contract or document. The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports and other information with the Commission. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Company is an electronic filer, and the Commission maintains a web site that contains reports, proxy and information statements, and other information regarding the Company at www.sec.gov./edgar.html.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law allows companies to indemnify their directors and officers against expenses, judgments, fines and amounts paid in settlement under the conditions and limitations described in the law.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant, pursuant to the foregoing provisions, or otherwise the Company has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

[Back Cover]

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN
AUTHORIZED TO GIVE ANY INFORMATION OR TO
MAKE ANY REPRESENTATIONS, OTHER THAN THOSE
CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN
OR MADE, SUCH INFORMATION OR REPRESENTATIONS
MUST NOT BE RELIED UPON AS HAVING BEEN
AUTHORIZED BY THE COMPANY. THIS PROSPECTUS              PACIFICNET INC.
DOES NOT CONSTITUTE AN OFFER TO SELL, OR A
SOLICITATION OF AN OFFER TO BUY, ANY
SECURITIES OFFERED HEREBY BY ANYONE IN ANY
JURISDICTION IN WHICH SUCH OFFER OR
SOLICITATION IS NOT AUTHORIZED OR IN WHICH
THE PERSON MAKING SUCH OFFER OR SOLICITATION
IS NOT QUALIFIED TO DO SO OR TO ANYONE TO
WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, OR
SOLICITATION. NEITHER THE DELIVERY OF THIS                PROSPECTUS
PROSPECTUS NOR ANY SALE MADE HEREUNDER
SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY
IMPLICATION THAT THE INFORMATION HEREIN
CONTAINED IS CORRECT AS OF ANY TIME
SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.




                                                        March ___, 2004

                                     PART II

                     Information Not Required in Prospectus

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The estimated expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are as follows:

SEC Registration Fee..............................................       $559.30
Printing and Engraving Expenses...................................     $2,000.00
Legal Fees and Expenses...........................................    $25,000.00
Accounting Fees and Expenses......................................    $25,000.00
                                                                      ----------

     Total........................................................   $ 52,559.30
                                                                     ===========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Certificate of Incorporation and By-Laws of the Registrant provide that the Registrant shall indemnify any person to the full extent permitted by the Delaware General Corporation Law (the "DGCL"). Section 145 of the DGCL, relating to indemnification, is hereby incorporated herein by reference.

ITEM 16. EXHIBITS


    EXHIBIT
    NUMBER       DESCRIPTION
    ------       -----------

      4.1 Securities Purchase Agreement, dated as of January 15, 2004, among PacificNet Inc. and the purchasers identified therein
      4.2   Form of Common Stock Purchase Warrant issued to each of the purchasers
      5.1   Opinion of Loeb & Loeb LLP regarding legality of securities
      23.1  Opinion of Clancy & Co. P.L.L.C.
      23.3  Consent of Loeb & Loeb LLP (included in the opinion filed as Exhibit
            5)
      24.1 Power of Attorney (included on signature page to Registration Statement)

ITEM 17. UNDERTAKINGS

         Undertaking Required by Item 512 of Regulation S-B.

(a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

                  (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                  (iii) include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement;

                  PROVIDED, HOWEVER, that paragraphs (a)(1)(I) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 hereof or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has authorized this Registration Statement or Amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, on the 2nd day of March, 2004.



                                              PACIFICNET INC.

                                              By:  /s/ Tony Tong
                                                   -----------------------------
                                                  Tony Tong, Chairman, President
                                                  and Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading "Signature" constitutes and appoints Tony Tong and Victor Tong, or either of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement or Amendment thereto has been signed by the following persons in the capacities and on the dates stated.


              Signature                                       Title                               Date
------------------------------------          ----------------------------------------     -------------------

/s/Tony Tong                                  Chairman, President and Chief Executive
------------------------------------          Officer                                      March 2, 2004
Tony Tong

/s/ Victor Tong                               Vice President of N. America Operations
------------------------------------          and Director                                 March 2, 2004
Victor Tong

/s/ Shaojian Wang                             Chief Financial Officer, Vice President of
------------------------------------          International Business and Director          March 2, 2004
Shaojian Wang

/s/ Richard C.H. Lo                           Director                                     March 2, 2004
------------------------------------
Richard C.H. Lo

/s/ David Fisher                              Director                                     March 2, 2004
------------------------------------
David Fisher

/s/ Peter Wang                                Director                                     March 2, 2004
------------------------------------
Peter Wang

/s/ Michael Ha                                Director                                     March 2, 2004
------------------------------------
Michael Ha
